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                                                                    EXHIBIT 15.1

                      [Letterhead of Deloitte & Touche LLP]

                   LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

The Boeing Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of the Boeing Company and subsidiaries (the "Company") for the periods ended March 31, 2002 and 2001, and June 30, 2002 and 2001, as indicated in our reports dated April 23, 2002, and July 23, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002, are being used in this Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Chicago, Illinois
September 9, 2002